Exhibit 10(v)

                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT, made and entered into as of the 15th day of March 1999, by and between QUAKER CHEMICAL CORPORATION, a Pennsylvania corporation (hereinafter referred to as "QUAKER"), and IAN CLARK (hereinafter referred to as "EXECUTIVE").

                              W I T N E S S E T H:

         WHEREAS, QUAKER wishes to employ EXECUTIVE, and EXECUTIVE wishes to be employed by QUAKER.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. QUAKER agrees to employ EXECUTIVE, and EXECUTIVE agrees to serve as Vice President-U.S. Commercial Operations of QUAKER. He shall perform all duties consistent with such position as well as any other duties which are assigned to him from time to time by the Board of Directors or President of QUAKER. EXECUTIVE covenants and agrees that he will, during the term of this Employment Agreement or any extension or renewal thereof, devote his knowledge, skill, and working time solely and exclusively to the business and interests of QUAKER.


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         2. Except as otherwise provided for in Paragraph 10, the term of
EXECUTIVE's employment shall continue until December 31, 1999 and shall continue for annual calendar year terms thereafter until either party hereto shall have given the other at least ninety (90) days' prior written notice of a desire to terminate this Agreement and thereby terminate EXECUTIVE's employment with QUAKER.

         3. QUAKER shall pay to EXECUTIVE and EXECUTIVE shall accept an annual rate of salary as set forth in Exhibit A attached hereto, payable semi-monthly, during the term of this Employment Agreement or any extension or renewal thereof. The rate of salary will be reviewed on an annual basis consistent with QUAKER's then current practice for reviewing officers' salaries and performance.

         4. EXECUTIVE shall participate in such QUAKER Incentive Programs as described and set forth in Exhibit A. As an Officer of QUAKER, the particulars of Exhibit A may be amended by the Board of Directors at any time as to any matter set forth therein including eligibility to participate in any given QUAKER incentive plan, the level of participation in any QUAKER incentive plan, and the terms and conditions of any QUAKER incentive plan. Any changes to Exhibit A shall not affect any of the other terms and conditions hereof including, without limitation, the provisions of Paragraphs 7 through 9. For the purposes of this Agreement, the term "QUAKER Incentive Program" shall refer to each individual as well as the combined incentive programs approved by the Board of Directors. Revisions to Exhibit A shall become effective upon notification in writing by QUAKER.


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         5. (a) With respect to QUAKER's Long-Term Performance Incentive Plan
(the "Incentive Plan"), for 1997-2000 performance award period under the terms and conditions of the Incentive Plan. In connection therewith, EXECUTIVE will be granted:

            * Stock options - 10,000 to be issued to EXECUTIVE on the first day of employment -- 5,000 to first become exercisable on the first anniversary of the first day of employment; 2,500 to first become exercisable on the second anniversary of the first day of employment; and the remaining 2,500 to first become exercisable on the third anniversary of the first day of employment.

            *  Type of stock option offered - non-qualified stock options.

            * Option price per share - closing price on first day of employment.

            * Performance incentive units - 2,200 @ $16.9375 (equal to 100% of target value or $37,263), with an opportunity to increase to 200% or $74,526.

            (b) EXECUTIVE shall be entitled to four (4) weeks vacation per year, beginning the calendar year 1999, paid holidays, and such other employee benefits, including, without limitation, life insurance, medical benefits, disability, profit sharing, and retirement benefits as are made generally available to all senior QUAKER salaried officers as a group. In addition, EXECUTIVE shall be eligible to participate in Quaker's Supplemental Retirement Income Program, except that if EXECUTIVE's employment with QUAKER is terminated by EXECUTIVE or by QUAKER for Cause (as hereinafter defined) or for poor



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performance within three (3) years of the date first written above, EXECUTIVE will not be eligible to receive any benefits under this Program.

            (c) QUAKER shall reimburse EXECUTIVE for all reasonable expenses incurred by EXECUTIVE on behalf of QUAKER in the course of EXECUTIVE's employment under this Employment Agreement, provided that such expenses shall have been approved by QUAKER in accordance with such expense reimbursement procedures as shall be adopted by QUAKER.

         6. In the event of the death of EXECUTIVE while this Employment Agreement is in effect and as to which no notice of termination has been given by EXECUTIVE or, in the case of a Termination for Cause (as defined hereafter), by QUAKER, QUAKER shall (i) continue to pay a sum of money equal to the salary that would have been paid to him for four months following his death just as if he were living, and (ii) QUAKER shall pay a death benefit equal to his then current annual salary plus $30,000 to be paid in three equal payments, without interest, on the 16, 28, and 40 month anniversary of the date of his death. Payments made pursuant to this Paragraph 6 shall be made to the person or persons who may be designated by EXECUTIVE in writing, and, in the event he fails to so designate to whom payments shall be made, payments shall be made to EXECUTIVE's personal representatives.

         7. EXECUTIVE acknowledges that information concerning the method and conduct of QUAKER's (and any affiliates') business, including, without



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limitation, strategic and marketing plans, budgets, corporate practices and procedures, financial statements, customer and supplier information, formulae, formulation information, application technology, manufacturing information, and laboratory test methods and all of QUAKER's (and any affiliates') manuals, documents, notes, letters, records, and computer programs are QUAKER's (and/or QUAKER's affiliates', as the case may be) trade secrets ("Trade Secrets") and are the sole and exclusive property of QUAKER (and/or QUAKER's affiliates, as the case may be). EXECUTIVE agrees that at no time during or following his employment with QUAKER will he use, divulge, or pass on, directly or through any other individual or entity, any Trade Secrets. Upon termination of EXECUTIVE's employment with QUAKER, or at any other time upon QUAKER's request, EXECUTIVE agrees to forthwith surrender to QUAKER any and all materials in his possession or control which include or contain any such Trade Secrets. The words "Trade Secrets" do not include information already known to the public through no act or failure to act on the part of EXECUTIVE, required by law to be disclosed, or which can be clearly shown to have been known by EXECUTIVE prior to the commencement of his employment with QUAKER.

         8. EXECUTIVE agrees that during his employment and for a period of one
(1) year thereafter, regardless of the reason for the termination of EXECUTIVE'S employment hereunder, he will not:

            (a) directly or indirectly, together or separately or with any third party, whether as an individual proprietor, partner, stockholder, officer,



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director, joint venturer, investor, or in any other capacity whatsoever actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of specialty chemical products or chemical management services which are the same, like, similar to, or which compete with the products and services offered by QUAKER (or any of its affiliates);

            (b) recruit or solicit any employee of QUAKER or otherwise induce such employee to leave the employ of QUAKER or to become an employee or otherwise be associated with his or any firm, corporation, business or other entity with which he is or may become associated; and

            (c) solicit, directly or indirectly, for himself or as agent or employee of any person, partnership, corporation, or other entity (other than for QUAKER) any then or former customer, supplier, or client of QUAKER with the intent of actively engaging in business which would cause competitive harm to QUAKER.

            EXECUTIVE acknowledges and agrees that all of the foregoing restrictions are reasonable as to the period of time and scope. However, if any paragraph, sentence, clause, or other provision is held invalid or unenforceable by a court of competent and relevant jurisdiction, such provision shall be deemed to be modified in a manner consistent with the intent of such original provision so as to make it valid and enforceable, and this Agreement and the application of such provision to persons and circumstances other than those with respect to which it would be invalid or unenforceable shall not be affected thereby. EXECUTIVE agrees and recognizes that in the event of a breach or threatened breach of the provisions of the restrictive covenants contained in




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Paragraph 7 or in this Paragraph 8, QUAKER may suffer irreparable harm, and monetary damages may not be an adequate remedy. Therefore, if any breach occurs or is threatened, in addition to all other remedies available to QUAKER at law or in equity, QUAKER shall be entitled as a matter of right to specific performance of the covenants of QUAKER contained herein by way of temporary or permanent injunctive relief. In the event of any breach of the restrictive covenant contained in this Paragraph 8, the term of the restrictive covenant specified herein shall be extended by a period of time equal to that period beginning on the date such violation commenced and ending when the activities constituting such violation cease.

         9. In the event that QUAKER in its sole discretion and at any time terminates this Agreement with EXECUTIVE (other than for Termination for Cause, death, disability, or normal retirement age), QUAKER agrees to provide EXECUTIVE with reasonable out-placement assistance and a severance payment (contingent upon EXECUTIVE executing a form of release satisfactory to QUAKER) that shall be equal to twelve (12) months' salary calculated at EXECUTIVE's then current rate.

        10. Termination. This Employment Agreement also can be terminated (and thereby terminate EXECUTIVE's employment with QUAKER) at any time and without notice by "Cause." "Cause" means EXECUTIVE's employment with QUAKER shall have been terminated by QUAKER by reason of either: (a) willful and material breach of this Agreement by EXECUTIVE, (b) dishonesty, fraud, willful malfeasance,


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gross negligence, or other gross misconduct, in each case relating to the performance of the EXECUTIVE's employment hereunder which is materially injurious to QUAKER, or (c) conviction of or plea of guilty to a felony.

        11. EXECUTIVE represents and warrants to QUAKER that:

            (a) there are no restrictions, agreements, or understandings whatsoever to which EXECUTIVE is a party which would prevent or make unlawful his execution of this Employment Agreement or his employment hereunder; and

            (b) his execution of this Employment Agreement and his employment hereunder shall not constitute a breach of any contract agreement, or understanding, oral or written, to which he is a party or by which he is bound.

        12. This Employment Agreement contains all the agreements and understandings between the parties hereto with respect to EXECUTIVE's employment by QUAKER and supersedes all prior or contemporaneous agreements with respect thereto and shall be binding upon and for the benefit of the parties hereto and their respective personal representatives, successors, and assigns. This Employment Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to any conflict of laws.

         IN WITNESS WHEREOF, QUAKER has caused this Employment Agreement to be signed by its Chairman of the Board, thereunto duly authorized, and its corporate seal to be hereunto affixed and attested by its Corporate Secretary, and

                              Exhibit 10(v) Page 8

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EXECUTIVE has hereunto set his hand and seal all as of the day and year first above written.

ATTEST:                            QUAKER CHEMICAL CORPORATION
(SEAL)


   /s/ D. Jeffry Benoliel          By:  /s/ Ronald J. Naples
-----------------------------           ------------------------------------
D. Jeffry Benoliel                      Ronald J. Naples
Corporate Secretary                     Chairman and Chief Executive Officer



WITNESS:


   /s/ Sybilla Russo                    /s/ Ian Clark
-----------------------------           ------------------------------------
                                        Ian Clark





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                              EMPLOYMENT AGREEMENT

                                    EXHIBIT A

                                                     Effective:  March 15, 1999


Name of Employee:          Ian Clark

Address:


Title:                     Vice President-U.S. Commercial Operations


Annual Rate of             $195,000
Salary at Starting Date:   March 15, 1999

Participation in Quaker Incentive Programs

         Annual Bonus Plan (1999)
         ------------------------

            Bonus will be based on achieving certain benchmarks set on annual basis. Bonus will be in the range of 0-50% base salary.

         Long-Term Performance Incentive Plan 1997 -2000
         -----------------------------------------------

         Will be full participant in Plan, even though entering approximately two (2) years after the start, at the following level:

            * Stock options - 10,000 to be issued to EXECUTIVE on the first day of employment -- 5,000 shall first become exercisable on the first anniversary of the first day of employment; 2,500 shall first become exercisable on the second anniversary of the first day of employment; and the remaining 2,500 to first become exercisable on the third anniversary of the first day of employment.

            *  Type of stock option offered - non-qualified stock options.

            * Option price per share - closing price on first day of employment.

            * Performance incentive units - 2,200 @ $16.9375 (equal to 100% of target value or $37,263), with an opportunity to increase to 200% or $74,526.



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